Exhibit 10.12

NON-COMPETITION AGREEMENT

THIS NON-COMPETITION AGREEMENT (this “Agreement”) made as of this 2 day of August, 2004 (the “Effective Date”), by and among Wayne M. Richman (the “Executive”), Vitamin Shoppe Industries Inc., a New York corporation (the “Company”), and VS Holdings, Inc., a Delaware corporation (“Holdings”).

WITNESSETH:

WHEREAS, Executive and Company have entered into that certain Letter Agreement dated April 14, 2004 (the “Letter Agreement”) pursuant to which Executive has agreed to commence employment with Company; and

WHEREAS, the parties desire to expand upon and clarify certain of the provisions of the Letter Agreement with respect to Employee’s ability to work for the Company, his agreement not to compete with the Company, and severance from the Company.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in consideration of the mutual covenants and obligations herein contained, the parties hereto agree as follows:

1. Position and Responsibilities. The Executive shall serve as Executive Vice President and Chief Operating Officer of each of Holdings and the Company and, in such capacity, shall be responsible for the general management of the certain portions of the business, affairs and operations of Holdings and the Company, shall perform such duties as are customarily performed by a chief operating officer of a company of a similar size, and shall have such power and authority as shall reasonably be required to enable him to perform his duties hereunder; provided, however, that in exercising such power and authority and performing such duties, he shall at all times be subject to the authority of the Chief Executive Officer and the Board of Directors of Holdings and the Company. Executive acknowledges that his scope of responsibilities has changed from the scope in the Letter Agreement, and hereby consents to such changes. The Executive shall report to the Chief Executive Officer of the Company and the Board of Directors of Holdings and the Company. The Executive agrees to devote substantially all of his business time, attention and services to the diligent, faithful and competent discharge of such duties for the successful operation of Holdings’ and the Company’s business.

2. Term. Subject to the terms and provisions of Section 3, the employment relationship between Executive and Company shall be “employment-at-will” and shall not be for any definite period of time and may be terminated by either Executive, or by Company, at any time and for any, or for no, reason.

3. Termination. The Executive’s term of employment under this Agreement may be terminated as follows:

(A) At the Executive’s Option. The Executive may terminate his employment at any time upon at least thirty (30) days advance written notice to the Company. In such event, the Executive shall be entitled to no severance or other termination benefits from and after the termination of his employment, except as provided in Section 3(I) hereof.

(B) At the Election of the Company With Cause. The Company may, unilaterally, terminate the Executive’s employment hereunder “with cause” at any time during the term of this Agreement upon written notice to the Executive. Termination of the Executive’s employment by the Company shall constitute a termination “with cause” under this Section 3(B) only if such termination is for one or more of the following causes: (i) wrongful misappropriation of Company assets of a material value; (ii) alcoholism or drug addiction, any of which materially impairs the ability of the Executive to perform his duties and responsibilities hereunder or is seriously injurious to the business of the Company; (iii) the conviction of a felony; (iv) intentionally causing the Company to violate a material local, state or federal law in any material respect; (v) gross negligence or willful misconduct in the conduct or management of the Company not remedied within thirty (30) days after receipt of written notice from the Company which materially affects the Company; (vi) willful refusal to comply with any significant policy, directive or decision of the Chief Executive Officer or the Board in furtherance of a lawful business purpose or willful refusal to perform the duties reasonably assigned to the Executive by the Chief Executive Officer or the Board consistent with the Executive’s functions, duties and responsibilities set forth in Section 1 hereof, in each case, in any material respect, and only if not remedied within thirty (30) days after receipt of written notice from the Company; or (vii) breach by the Executive of this Agreement, in any material respect, not remedied within thirty (30) days after receipt of written notice from the Company. In the event of a termination “with cause” pursuant to the provisions of clauses (i) through (vii) above, inclusive, the Executive shall be entitled to no severance or other termination benefits, except as provided in Section 3(I) hereof.

(C) At the Election of the Company for Reasons Other than With Cause. The Company may, unilaterally, terminate the Executive’s employment hereunder at any time during the term of this Agreement without cause upon five (5) business days prior written notice to the Executive of the Company’s election to terminate. Upon a termination under this Section 3(C), the Company shall:

(i) Pay the Executive his then base salary (“Base Salary”) from the date of the termination of the Executive’s employment through the date that is twelve (12) months following Executive’s termination. Such payments shall be payable on a quarterly basis following the Executive’s termination and shall be subject to all applicable federal and state withholding taxes.

(ii) Pay to the Executive (x) the full amount of any unpaid cash Annual Cash Bonus (hereinafter defined) for any calendar year prior to the calendar year in which the Executive’s employment is terminated, and (y) for the calendar year in which the Executive’s employment is terminated, the pro rata amount of the Annual Cash Bonus for such year calculated by multiplying (A) a fraction the numerator of which is the number of calendar months that the Executive was employed by the Company in such calendar year and the denominator of which is 12 (provided that for 2004 the denominator shall be seven [7]), and (B) an amount equal to the current fiscal year’s Annual Cash Bonus.

(iii) Until the earlier to occur of (x) twelve (12) months following the date of termination of Executive’s employment, and (y) the time when the Executive becomes eligible for insurance coverage offered by any subsequent employer (the “Insurance Continuation Period”), allow the Executive to continue to participate in all life, health, disability and similar insurance plans and programs of the Company to the extent that such continued participation is possible under the general terms and provisions of such plans and programs, with the Company and the Executive paying the same portion of the cost of each such plan or program as existed at the time of the Executive’s termination. In the event that the Executive’s continued participation in any group plans and programs is not permitted, then in lieu thereof, the Company shall acquire, with the same cost sharing, individual insurance policies providing comparable coverage for the Executive for the Insurance Continuation Period; provided, that the Company shall not be obligated to pay for any such individual coverage more than three (3) times the Company’s cost of such group coverage.

Notwithstanding the foregoing, if during the period from the date of the termination of the Executive’s employment hereunder through the end of the period for which any severance is payable pursuant to this Section 3(C) (the “Severance Period”), the Executive (i) becomes employed or (ii) performs 390 or more hours of consulting services for a single client in any ninety (90) day period, the Executive shall promptly notify the Company of such employment or consulting engagement, and the severance payable pursuant to paragraphs 3(C)(i) and 3(C)(ii) hereof shall be reduced by the gross amount of the compensation or consulting fees earned by the Executive during the Severance Period pursuant to such employment or consulting engagement.

(D) At the Election of the Executive for Certain Reasons. The Executive may terminate his employment immediately upon written notice to the Company following a material adverse change in the Executive’s total compensation (as provided in the Letter Agreement), function, duties or responsibilities from those described in Section 1 hereof without the written consent of the Executive which is not remedied by the Company within 30 days after Executive gives written notice to the Holdings’ Board of Directors of such change (an “Adverse Change in Status”). In the event the Executive exercises his right to terminate his employment under this Section 3(D), the Company shall:

(i) Pay to the Executive his Base Salary from the date of the termination through the date that is twelve (12) months following Executive’s termination. Such payments shall be payable on a quarterly basis following the Executive’s termination and shall be subject to all applicable federal and state withholding taxes.

(ii) Pay to the Executive (x) the full amount of any unpaid Annual Cash Bonus for any calendar year prior to the calendar year in which the Executive’s employment is terminated, and (y) for the calendar year in which the Executive’s employment is terminated, the pro rata amount of the Annual Cash Bonus for such year calculated by multiplying (A) a fraction the numerator of which is the number of calendar months that the Executive was employed by the Company in such calendar year and the denominator of which is 12 (provided that for 2004 the denominator shall be seven [7]), and (B) an amount equal to the current year’s Annual Cash Bonus.

(iii) Until the earlier to occur of (x) twelve (12) months following the date of termination of Executive’s employment, and (y) the time when the Executive becomes eligible for insurance coverage offered by any subsequent employer (the “Extended Insurance Continuation Period”), allow the Executive to continue to participate in all life, health, disability and similar insurance plans and programs of the Company to the extent that such continued participation is possible under the general terms and provisions of such plans and programs, with the Company and the Executive paying the same portion of the cost of each such plan or program as existed at the time of the Executive’s termination. In the event that the Executive’s continued participation in any group plans and programs is not permitted, then in lieu thereof, the Company shall acquire, with the same cost sharing, individual insurance policies providing comparable coverage for the Executive for the Extended Insurance Continuation Period; provided, that the Company shall not be obligated to pay for any such individual coverage more than three (3) times the Company’s cost of such group coverage.

(E) Disability of Executive. In the event of the disability of the Executive, the Company may, unilaterally, terminate the Executive’s employment hereunder at any time upon written notice to the Executive. In the event the Executive’s employment is terminated pursuant to this Section 3(E), the Executive shall be entitled to no severance or other termination benefits from and after the termination of his employment except as provided in Section 3(I) hereof. For purposes of this Agreement, “disability” shall mean the inability, by reason of bodily injury or physical or mental disease, or any combination thereof, of the Executive to perform his customary or other comparable duties with the Company for ninety (90) consecutive days. In the event the parties are unable to agree as to whether the Executive is suffering a disability, the Executive and the Company shall each select a physician and the two physicians so chosen shall make the determination or, if they are unable to agree, they shall select a third physician, and the determination as to whether the Executive is suffering a disability shall be based upon the determination of a majority of the three physicians. Any other rights and benefits the Executive may have under employee benefit plans and programs of the Company generally in the event of the Executive’s disability shall be determined in accordance with the terms of such plans and programs.

Notwithstanding the foregoing, in the event that the Executive’s employment is terminated pursuant to this Section 3(E), the Executive shall be entitled to receive (i) the full amount of any unpaid Annual Cash Bonus for any calendar year prior to the year in which the Executive’s employment is terminated, and (ii) for the calendar year in which Executive’s employment is terminated, the pro rata amount of the Annual Cash Bonus for such year calculated by multiplying (A) a fraction the numerator of which is the number of calendar months that the Executive was employed by the Company in such calendar year and the denominator of which is 12 (provided that for 2004 the denominator shall be seven [7]), and (B) an amount equal to the current fiscal year’s Annual Cash Bonus.

(F) Executive’s Death. The Executive’s employment shall be terminated upon the death of the Executive. Any rights and benefits that the Executive’s estate or any other person may have under employee benefit plans and programs of the Company generally in the event of the Executive’s death shall be determined in accordance with the terms of such plans and programs. In the event the Executive’s employment is terminated pursuant to this Section 3(F), the Executive shall be entitled to no severance or other termination benefits from and after the termination of his employment except as provide in Section 3(I) hereof.

Notwithstanding the foregoing, in the event that the Executive’s employment is terminated pursuant to this Section 3(F), the Executive (or his estate) shall be entitled to receive (i) the full amount of any unpaid Annual Cash Bonus for any calendar year prior to the year in which the Executive’s employment is terminated, and (ii) for the calendar year in which Executive’s employment is terminated, the pro rata amount of the Annual Cash Bonus for such year calculated by multiplying (A) a fraction the numerator of which is the number of calendar months that the Executive was employed by the Company in such calendar year and the denominator of which is 12 (provided that for 2004 the denominator shall be seven [7]), and (B) an amount equal to the current fiscal year’s Annual Cash Bonus.

(G) Accrued and Unpaid Base Salary. If the Executive’s employment is terminated pursuant to this Section 3, the Executive (or his estate) shall be entitled to receive any and all accrued but unpaid Base Salary earned through the date of termination by the Executive pursuant to the terms of this Agreement.

(H) Reimbursement of Expenses. In the event of the Executive’s termination pursuant to this Section 3, the Company shall reimburse the Executive (or his estate) for any and all out-of-pocket expenses reasonably incurred by the Executive consistent with Company policy prior to the date of such termination.

(I) Continuing Benefits. Termination pursuant to this Section 3 shall not modify or affect in any way whatsoever any vested right of the Executive to benefits payable under any retirement or pension plan or under any other employee benefit plan of the Company, and all such benefits shall continue, in accordance with, and subject to, the terms and conditions of such plans, to be payable in full to or on account of the Executive after such termination.

(J) Company’s Obligation. The Company’s obligation to make the severance payments and provide benefits in each case required under this Section 3 is conditioned upon Executive’s (i) execution and delivery to the Company of a general release covering employment-related claims (but not claims as a shareholder) in form satisfactory to the Company and (ii) continued observance in all material respects of the covenants contained Sections 4, 5, 6 and 7 of this Agreement.

(K) Annual Cash Bonus. For purposes hereof, the term “Annual Cash Bonus” shall mean a bonus that shall be achieved by the satisfaction of operating objectives specified by the Company’s Board of Directors each year in its sole discretion, which objectives have in the past been based upon Company-wide objectives and shall change from year to year. The Annual Cash Bonus shall not exceed fifty percent (50%) of Executive’s salary for a year, and may be a portion of such sum based upon achievement of a portion of the operating objectives. Executive acknowledges that Company reserves the right to change the structure of the Annual Cash Bonus from time to time, provided that any change will not reduce Executive’s bonus potential to below 50% of Executive’s base salary. For 2004, (i) Executive shall receive an Annual Cash Bonus of not less than $100,000, and (ii) Executive and the Company shall designate five (5) or more quantifiable goals and objectives measured by Executive’s individual performance, and Executive shall receive an Annual Cash Bonus equal to the greater of the sums determined by (A) the Company-wide objectives, and (B) Executive’s individual goals and objectives, subject to the minimum Annual Cash Bonus set forth in Section 3(K)(i). The parties acknowledge that the determination of the Annual Cash Bonus for the year in which Executive’s employment terminates (and possibly for the prior year) shall not be known on the date Executive’s employment terminates, and that the same shall be paid by Company to Executive not more than thirty (30) days after the determination thereof.

4. Noncompetition Covenant. Executive acknowledges and agrees with respect to the Company that the business of the Company is conducted primarily in the United States (the “Territory”), and that the Company’s reputation and goodwill are an integral part of its business success throughout the Territory. If Executive deprives the Company of any of the Company’s goodwill or in any manner utilizes its reputation and goodwill in competition with the Company, the Company will be deprived of the benefits it has bargained for. Accordingly, Executive agrees that during the term of Executive’s employment by the Company and for a period of two (2) years thereafter (the “Non-competition Period”), the Executive shall not, without the Company’s prior written consent, directly or indirectly, own, manage, operate, join, control or participate in the ownership, management, operation or control of, or be connected as a director, officer, employee, partner, consultant or otherwise with, any profit or non-profit business or organization in the Territory that, directly or indirectly, derives ten percent (10%) or more or its revenue or profits from the manufacturing, marketing or distribution (through retail or direct marketing channels including, but not limited to, mail order and internet distribution) of (i) vitamins, minerals, nutritional supplements, herbal products, sports nutrition products, bodybuilding formulas or homeopathic remedies or (ii) any other product category sold by the Company which represents ten percent (10%) or more of the Company’s gross revenue in the quarter preceding Executive’s termination (any such business being a “Competitive Business” and the products and product categories identified herein being called “Competitive Products”). Notwithstanding the foregoing, Executive may be a passive owner (which shall not prohibit the exercise of any rights as a shareholder) of not more than 5% of the outstanding stock of any class of any public corporation that engages in a Competitive Business. Further, an entity shall not be deemed a Competitive Business hereunder if the same engages solely in the distribution of Competitive Products and does sell the same to consumers or manufacture any such Competitive Products.

5. Nonsolicitation.

(A) For a period commencing on the Effective Date and ending on the second anniversary of the termination of the Executive’s employment, the Executive shall not directly or indirectly either for himself or for any other person, business, partnership, association, firm, company or corporation, hire from the Company or attempt to hire, divert or take away from the Company, any of the business of the Company or officers or employees of the Company in existence from time to time during his employment with the Company.

(B) For a period commencing on the Effective Date and ending on the second anniversary of the termination of the Executive’s employment, the Executive shall not, directly or indirectly, knowingly make any statement or other communication that impugns or attacks the reputation or character of the Company or its subsidiaries or joint venture entities, or damages the goodwill of the Company or its subsidiaries or joint venture entities, or knowingly take any action, directly or indirectly, that would interfere with any contractual or customer or supplier relationships of the Company or its subsidiaries or joint venture entities.

6. Nondisclosure Obligation. The Executive shall not at any time, whether during or after the termination of his employment, reveal to any person, association or company marketing plans, strategies, pricing policies, product formulations and other specifications, customer lists and accounts, business finances or financial information of the Company so far as they have come or may come to his knowledge, except as may be required in the ordinary course of performing his duties as an officer of the Company or as may be in the public domain through no fault of his or as may be required by law.

7. Intellectual Property, Inventions and Patents. Executive acknowledges that all discoveries, concepts, ideas, inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports, patent applications, copyrightable work and mask work (whether or not including any confidential information) and all registrations or applications related thereto, all other proprietary information and all similar or related information (whether or not patentable) which relate to the Company’s actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by Executive (whether above or jointly with others) while employed by the Company whether before or after the date of this Agreement (“Work Product”), belong to the Company. Executive shall promptly disclose such Work Product to the Board and, at the Company’s expense, perform all actions reasonably requested by the Board (whether during or after Executive’s employment with the Company) to establish and confirm such ownership (including, without limitation, assignments, consents, powers of attorney and other instruments).

8. Remedies Upon Breach. The Executive agrees that any breach of Sections 4, 5, 6 or 7 of this Agreement by him could cause irreparable damage to the Company and that in the event of such breach the Company shall have, in addition to any and all remedies of law, the right to an injunction, specific performance or other equitable relief to prevent the violation of any obligations hereunder, without the necessity of posting a bond, plus, if the Company finally prevails with respect to any dispute between the Company and the Executive as to the interpretation, terms, validity or enforceability of (including any dispute about the amount of any payment pursuant to) this Agreement, the recovery of any and all costs and expenses incurred by the Company, including reasonable attorneys’ fees in connection with the enforcement of this Agreement.

9. Acknowledgements. The Executive hereby acknowledges that the enforcement of the provisions of Sections 4 and 5 hereof may potentially interfere with his ability to pursue a proper livelihood. The Executive recognizes and agrees that the enforcement of this Agreement is necessary to ensure the preservation, protection and continuity of the business, trade secrets and goodwill of the Company. The Executive agrees that, due to the proprietary nature of the Company’s business, the restrictions set forth in this Agreement are reasonable as to time and scope. The Executive hereby acknowledges that he has been advised to consult with an attorney before executing this Agreement and that he has done so or, after careful reading and consideration, he has chosen not to do so of his own volition.

10. Consent and Waiver by Third Parties. The Executive hereby represents and warrants that his employment with the Company on the terms and conditions set forth herein and in the Letter Agreement and his execution and performance of this Agreement do not constitute a breach or violation of any other agreement, obligation or understanding with any third party. The Executive represents that he is not bound by any agreement or any other existing or previous business relationship which conflicts with, or may conflict with, the performance of his obligations hereunder or prevent the full performance of his duties and obligations hereunder.

11. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, without giving effect to any conflict of law provisions thereof.

12. Severability. In case any one or more of the provisions contained in this Agreement for any reason shall be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement but this Agreement shall be construed as if such invalid, illegal or unenforceable provisions has never been contained herein. Moreover, if one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to the scope, activity or subject so as to be unenforceable at law, such provision or provisions shall be construed and reformed by the appropriate judicial body of limiting and reducing such provision or provisions, so as to be enforceable to the maximum extent compatible with the applicable law as it shall then appear.

13. Waivers and Modifications. This Agreement may be modified, and the rights and remedies of any provisions hereof may be waived, only in accordance with this Section 13. No modification or waiver by the Company shall be effective without the express written consent of the Chief Executive Officer of Company then in office at the time of such modification or waiver. No waiver by either party of any breach by the other or any provision hereof shall be deemed to be a waiver of any later or other breach thereof or as a waiver of any other provision of this Agreement.

14. Entire Agreement. This Agreement sets forth all of the terms of the understandings between the parties with reference to the subject matter set forth herein and, together with the Letter Agreement, supersede all prior agreements and understandings, both written and oral, between the Company and the Executive, and may not be waived, changed, discharged or terminated orally or by any course of dealing between the parties, but only by an instrument in writing signed by the party against whom any waiver, change, discharge or termination is sought. In the event of a conflict between the terms and provisions of this Agreement and the terms and provisions of the Letter Agreement, the terms and provisions hereof shall control.

15. Assignment. The Executive acknowledges that the services to be rendered by him are unique and personal. Accordingly, the Executive may not assign any of his rights or delegate any of his duties or obligations under this Agreement. The Company shall have the right to assign this Agreement to its successors and assigns, and the rights and obligations of the

Company under this Agreement shall inure to the benefit of, and shall be binding upon, the successors and assigns of the Company.

16. Notices. All notices hereunder shall be (i) delivered by hand, (ii) sent by first-class certified mail, postage prepaid, return receipt requested, (iii) delivered by overnight commercial courier, or (iv) transmitted by telecopy or facsimile machine, to the following address of the party to whom such notice is to be made, or to such other address as such party may designate in the same manner provided herein:

If to the Company or Holdings:

Vitamin Shoppe Industries Inc.

2101 91st Street

North Bergen, New Jersey 07047

Attention:        Chief Executive Officer

Facsimile:         (201) 868-0727

If to the Executive:

4 Fawn Hill Drive

Monsey, NY 10952

Facsimile:        *****

17. Survival of Obligations. The provisions of Sections 4, 5, 6 and 7 shall survive the termination or expiration of this Agreement as a continuing agreement of the Company and the Executive. The existence of any claim or cause of action by Executive against the Company shall not constitute and shall not be asserted as a defense to the enforcement by the Company of this Agreement.

18. Arbitration. Any dispute, controversy, or claim arising out of or in connection with this Agreement shall be determined and settled by arbitration pursuant to the rules then in effect of the American Arbitration Association. Any award rendered shall be final and conclusive upon the parties and a judgment thereon may be entered in a court having competent jurisdiction. Notwithstanding the foregoing, nothing in this Section 18 shall prevent the parties from exercising their right to bring an action in any court of competent jurisdiction for injunctive or other provisional relief to compel the other party hereto to comply with its obligations under Sections 4, 5 and 6 of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

VS HOLDINGS, INC.

By:	/s/ Thomas Tolworthy
	Name:	Thomas Tolworthy
	Title:	Chief Executive Officer

VITAMIN SHOPPE INDUSTRIES INC.

By:	/s/ Thomas Tolworthy
	Name:	Thomas Tolworthy
	Title:	Chief Executive Officer

/s/ Wayne M. Richman
WAYNE M. RICHMAN

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